EXHIBIT 10.2

     Schedule of Additional Employee Retention Agreements

     In addition to the Employee Retention Agreement referenced in Exhibit 10.1, Goshen Savings Bank has executed Employee Retention Agreements with two additional employees. With the exception of the name and address of each individual, all the Employee Retention Agreements are identical and there are no material details which differ from the agreement included as Exhibit 10.1. In accordance with SEC Rule 12b-31 and Instruction 2 to Item 601 of Regulation S-K, the following schedule identifies the two other employees.

1.  Barbara Carr
2.  Jennifer Terpstra

     Note that the agreement with Richard Burch referenced in Exhibit 10.2 of the Registrant's report on Form 10-K for the year ended September 30, 1997 is no longer effective, as Mr. Burch has retired.